EXHIBIT 4.6

                       NOTE SECURED BY SECURITY AGREEMENT

$________________                                               Miami Lakes, Fl.


         On December 31, 2001, World Diagnostics, Inc, a Delaware corporation, for value received, promises to pay to ______________, or order, at Miami Lakes, Fla., the sum of $__________ together with interest at the simple annual rate of 10% from July 26, 2001 until paid.

         This Note is secured by a Security Agreement dated July 26, 2001.

         Should default be made in payment of principal or interest, the whole sum of principal and interest shall, at the option of the holder of this note, become immediately due. Principal and interest is payable in lawful money of the United States. If action to enforce any provision of this note is instituted, the prevailing party in such action shall be entitled to recover reasonable attorneys fees and costs.

Dated: July 26, 2001                          World Diagnostics, Inc.

                                              by:____________________________
                                                    Ken Peters, President